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                                                                    EXHIBIT 23.4



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-113033) and related Prospectus of Juniper Networks, Inc. for the registration of shares of common stock and to the incorporation by reference therein of our report dated October 23, 2003 (except for Note 16, as to which the date is November 14,
2003), with respect to the consolidated financial statements and schedule of NetScreen Technologies, Inc. included in its Annual Report on Form 10-K for the year ended September 30, 2003, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP


San Jose, California
March 9, 2004